EXHIBIT 10.2

CHROMADEX CORPORATION

AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (this “Amendment”), amending that certain Executive Employment Agreement dated March 12, 2017 (the “Employment Agreement”), by and between ChromaDex Corporation, a Delaware corporation (the “Company”), and Robert Fried (the “Executive”), is entered into as of December 20, 2017 by and among the Company and the Executive. Capitalized terms used herein which are not defined herein shall have the definition ascribed to them in the Employment Agreement.

RECITALS

Whereas, the Company and the Executive have previously entered into the Employment Agreement; and

Whereas, the Company and the Executive desire to amend the Employment Agreement as set forth herein.

AGREEMENT

Now, Therefore, in consideration of the foregoing and the promises and covenants contained herein and in the Employment Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Section 2.3.2 of the Employment Agreement. Section 2.3.2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“2.3.2   Intentionally Omitted.”

2.           Section 2.3.3 of the Employment Agreement. Section 2.3.3 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“2.3.3    Accelerated Vesting of Equity. Upon the occurrence of any of (a) a Change of Control (as defined in the Plan), (b) Executive’s death, (c) Executive’s Disability (as defined below), (d) termination by the Company of the Executive’s employment without Cause or (e) resignation by the Executive of his employment for Good Reason, and subject in each case to the Executive’s Continuous Service as an employee or consultant of the Company or any of its subsidiaries through such event, all of the unvested Options granted pursuant to Section 2.3.1 will vest immediately.”

3.           Section 2.3.4 of the Employment Agreement. Section 2.3.4 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“2.3.4   Performance Stock. Subject to requisite stockholder approval, the Executive will be granted up to 500,000 fully-vested shares of restricted common stock of the Company, upon the achievement of and subject to the performance goals detailed on Exhibit A, subject to Executive’s Continuous Service as an employee or consultant of the Company or any of its subsidiaries on such grant dates (such shares, the “Performance Stock”). Notwithstanding the foregoing, upon the occurrence of a Change in Control (as defined in the Company’s 2017 Equity Incentive Plan), and subject to Executive’s Continuous Service as an employee or consultant of the Company through such Change in Control, immediately prior to such Change in Control, Executive shall be granted the shares of Performance Stock that Executive has not already been granted as of the date of such Change in Control.”

4.           Effect of Amendment. Except as expressly modified by this Amendment, the Employment Agreement shall remain unmodified and in full force and effect.

5.           Choice of Law. This Amendment shall be construed and interpreted in accordance with the internal laws of the State of California without regard to its conflict of laws principles.

6.           Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

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In Witness Whereof, the parties have executed this Amendment to Executive Employment Agreement as of the date first written above.

COMPANY: ChromaDex Corporation By: /s/ Frank L. Jaksch Jr. Frank L. Jaksch Jr.Chief Executive Officer EXECUTIVE: /s/ Robert Fried Robert Fried